                                  EXHIBIT 3.3

                                    BY-LAWS
                                       OF
                               ATLAS CORPORATION


                           (As Amended July 12, 1995)


     SECTION 1. In addition to its principal office in the State of Delaware, the Corporation may also have offices at such other places within or without the State of Delaware as the Board of Directors shall from time to time determine.

     SECTION 2. Meetings of the stockholders and meetings of the Board of Directors may be held at any place or places within or without the State of Delaware.

     SECTION 3. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such place and at such hour during regular business hours as may be determined by the Board of Directors.

     SECTION 4. Special meetings of the stockholders of the Corporation may be held upon call of the Chairman of the Board of Directors, the President, the Board of Directors or the Executive Committee. Such call shall state the time, place and purposes of the meeting.

     SECTION 5. Notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be mailed by the Secretary or the officer performing his duties, at least ten days before the meeting, to each stockholder of record having voting power and entitled to such notice at his last known post office address; provided, however, that if a stockholder be present at a meeting, or in writing waive notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary.

     SECTION 6. The holders of shares of stock of the Corporation representing a majority of the voting power of the outstanding voting stock of the Corporation present in person or by proxy shall constitute a quorum, but less than a quorum shall have power to adjourn any meeting from time to time without notice. The holders of shares of stock of the Corporation representing a majority of the voting power of the outstanding voting stock of the Corporation present and entitled to vote at a duly qualified meeting of stockholders shall have power to act.

     SECTION 7. At every meeting of stockholders each holder of Common Stock entitled to vote thereat shall be entitled to one vote for each share of Common Stock held by him, and may vote and otherwise act in person or by proxy; but no proxy shall be voted upon more than three (3) years after its date unless such proxy provides for a longer period.

     SECTION 8. At least ten days before each election of directors a complete list, arranged in alphabetical order, of the stockholders entitled to vote at the election shall be prepared and filed in the office where the election is to be held and shall, during the usual hours of business, for said ten days, and during the election, be open to the examination of any stockholder.

     SECTION 9. Certificates of stock shall be of such form and design as the Board of Directors may elect and shall be signed by the Chairman of the Board, the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. If any such certificate is countersigned by a transfer agent other than the Corporation or its employee or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile.

     SECTION 10. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person, or by attorney, on the surrender of the certificates therefor. The Board of Directors may appoint one or more transfer agents and registrars of the stock.

     SECTION 11. The following procedures shall govern actions by written consent of stockholders:

     (a) Any action which may be taken at any meeting of stockholders may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     (b) In order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

     (c) In the event of the delivery to the Corporation of a written consent or consents purporting to authorize or take corporate action in writing without a meeting and/or revocations thereof, the Secretary of the Corporation shall provide for the safekeeping of such consent, consents and/or revocations and shall immediately appoint duly qualified and objective inspectors to conduct, as promptly as is practical, such reasonable ministerial review as they deem necessary or appropriate for the purpose of ascertaining the sufficiency and validity of such consent, consents and/or revocations and all matters incident thereto, including, without limitation, whether holders of shares having the requisite voting power to authorize or take the action specified in the consent or consents have given consent. If after such investigation the Secretary shall determine that valid consents by the holders of shares having not less than the minimum number of votes necessary to authorize or take such action have been received and not revoked, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders, and the consents shall be filed in such records, at which time the consents shall become effective as stockholder action.

     SECTION 12. The number of Directors of the Corporation which shall constitute the whole Board of Directors shall be such as from time to time shall be fixed by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors, but in no case shall the number by less than six or more than 13. Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors at a meeting or to express a consent in writing without a meeting may nominate a person or persons for election as a director only if written notice of such stockholder's intent to make such nomination is given to the Secretary of the Corporation, either by personal delivery or by United States mail, postage prepaid, not later than (a) with respect to an election to be held at an annual meeting of stockholders, 90 days in advance of such meeting, (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such special meeting is first given to stockholders, and
(c) in the case of any stockholder who wishes to nominate any person or persons for election as a director pursuant to consents in writing by stockholders without a meeting, 60 days in advance of the date on which materials soliciting such consents are first mailed to stockholders or, if no such materials are required to be mailed under applicable law, 60 days in advance of the date on which the first such consent in writing is executed. Each such notice shall set forth the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated for election as a director; a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting or to express such consent in writing and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to execute such a consent in writing to elect such person or persons as a director; a description of all arrangements or understandings between the stockholder and each nominee and any other person between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations for election as a director are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if such nominee had been nominated, or was intended to be nominated, for election as a director by the Board of Directors; and the consent of each nominee to serve as a director of the Corporation if so elected. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     SECTION 13. Meetings of the Board of Directors shall be held at the times fixed by resolutions of the Board or upon call of the President and may be held outside of the State of Delaware. The Secretary or officer performing his duties shall give reasonable notice (which need not in any event exceed two (2) days) of all meetings of directors, provided that a meeting may be held without notice immediately after the annual election, and notice need not be given of regular meetings held at times fixed by resolution of the Board. Meetings may be held at any time without notice if all the directors are present or if those not present waive notice either before or after the meeting. Notice by mail or telegraph to the usual business or residence address of the directors not less than the time above specified before the meeting shall be sufficient.

     SECTION 14. The Board of Directors shall have power to authorize the payment of compensation to the directors for services to the Corporation, including fees for attendance at meetings of the Board of Directors, of the Executive Committee and of other committees and to determine the amount of such compensation and fees.

     SECTION 15. The Board of Directors, as soon as may be after the election of directors in each year, may appoint one of their number a Chairman of the Board and shall appoint a President, a Secretary and a Treasurer and shall from time to time appoint such other officers as they may deem proper.

     SECTION 16. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, or until they shall die or resign, but any officer may be removed from office at any time by the Board of Directors. Vacancies in any office may be filled by the Board at any meeting.

     SECTION 17. The officers of the Corporation shall have such powers and duties as usually pertain to their offices, except as modified by the Board of Directors, and shall also have such powers and duties as may from time to time be conferred upon them by the Board of Directors.

     SECTION 18. The Board of Directors, as soon as may be after the election in each year, may, by a resolution passed by a majority of the whole Board, appoint an Executive Committee, to consist of the President and such number of the directors as the Board may from time to time determine, which shall have and may exercise during the intervals between the meetings of the Board all the powers vested in the Board except the power to fill vacancies in the Board, the power to change the membership of or fill vacancies in said Committee and the power to change the By-Laws. The Board shall have the power at any time to change the membership of such Committee and to fill vacancies in it. The Executive Committee may make rules for the conduct of its business and may appoint such committees and assistants as it may deem necessary. A majority of the members of said Committee shall constitute a quorum. The Chairman of the Board or if there is no Chairman of the Board the President shall be the Chairman of the Executive Committee.

     SECTION 19. The Board of Directors are authorized to select such depositories as they shall deem proper for the funds for the Corporation. All checks and drafts against such deposited funds shall be signed and countersigned by persons to be specified by the Board of Directors.

     SECTION 20. The corporate seal of the Corporation shall be in such form as the Board of Directors shall prescribe.

     SECTION 21. In the event any transaction or contract is submitted, pursuant to the provisions of Paragraph "Ninth" of Article II of the Agreement of Merger dated as of November 30, 1955 among Atlas Corporation, Airfleets, Inc., Albuquerque Associated Oil Company, RKO Pictures Corporation, San Diego Corporation and Wasatch Corporation, to the Board of Directors, the Executive Committee or the stockholders of the Corporation, for authorization, ratification or approval, the interest of any director in any such transaction or contract shall be disclosed to the Board of Directors, Executive Committee or stockholder, as the case may be. This Section 21 shall not be altered, amended or repealed except by the stockholders of the Corporation at a meeting the notice of which includes notice of the proposed alteration, amendment or repeal.

     SECTION 22. Either the Board of Directors or the stockholders may alter or amend these By-Laws at any meeting duly held as above provided, the notice of which includes notice of the proposed alteration or amendment, except that
Section 21 hereof may be amended only by the stockholders as provided in said section.